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                                                                    Exhibit 12.1

                              COMPUTATION OF RATIOS
                          NEW YORK MORTGAGE TRUST, INC.

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

                                                      SIX MONTHS                         YEARS ENDED DECEMBER 31,
                                                    ENDED JUNE 30,   ---------------------------------------------------------------
                                                        2005             2004         2003         2002        2001        2000
                                                    --------------   -----------   -----------  ----------   ----------  -----------
Earnings:
  Pretax income (loss) from continuing operations    $(4,371,476)    $ 3,687,571   $13,726,076  $3,750,279   $1,881,318  $   526,750
  Fixed Charges                                       27,076,656      16,012,518     3,266,438   1,673,108    1,288,780      476,000
  Distributed income of equity investees               8,876,078       7,605,093    21,564,956   1,588,765      790,352       42,030
                                                     -----------     -----------   -----------  ----------   ----------  -----------
Total Earnings                                        31,581,258      27,305,182    38,557,470   7,012,152    3,960,450    1,044,780
                                                     -----------     -----------   -----------  ----------   ----------  -----------
Fixed Charges:
  Interest Expense                                    26,221,161      16,012,518     3,266,438   1,673,108    1,288,780      476,000
  Amortized premiums & discounts related to
    indebtedness                                          47,153               -             -           -            -            -
  Capitalized expenses related to indebtedness           808,342               -             -           -            -            -
  Capitalized Interest                                         -               -             -           -            -            -
  Preference security dividends                                -               -             -           -            -            -
                                                     -----------     -----------   -----------  ----------   ----------  -----------
Total Fixed Charges                                  $27,076,656     $16,012,518   $ 3,266,438  $1,673,108   $1,288,780  $   476,000
                                                     -----------     -----------   -----------  ----------   ----------  -----------

Ratio of earnings to fixed charges                          1.17            1.71         11.80        4.19         3.07         2.19
                                                     ===========     ===========   ===========  ==========    =========  ===========

Preference security dividends                                  -               -             -           -            -            -

Ratio of earnings to fixed charges and preference
security dividends                                          1.17            1.71         11.80        4.19         3.07         2.19
                                                     ===========     ===========   ===========  ==========    =========  ===========
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